Exhibit 10.1
           AGREEMENT FOR SALE AND PURCHASE OF AIRCRAFT

     THIS AGREEMENT is made this 31st day of July, 2003, by and between CLB Corporation and/or assigns ("CLB"), hereinafter referred to as "Seller" or "CLB", and Alpine Aviation, Inc., d/b/a Alpine Air, hereinafter referred to as "Buyer".

                       W I T N E S S E T H

     WHEREAS, CLB is the record owner of certain Beechcraft Model 99 aircraft which are described in Exhibit "A" attached hereto; and

     WHEREAS, CLB is willing to sell said aircraft to Buyer; and,

     WHEREAS, the parties have been advised as to the value of said aircraft and acknowledge that, under all the circumstances, the value has been properly determined and represents the fair market value.

     NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

     1. TRANSFER OF AIRCRAFT: CLB agrees to sell and Buyer agrees to buy all the aircraft owned by CLB described in Exhibit "A" attached hereto.

     2.    CONSIDERATION:

     a. The total purchase price for the aircraft of CLB shall be the sum of Nine Million Nine Hundred Thousand and No/100 Dollars ($9,900,000.00) which sum shall be payable by Buyer receiving a credit for assumption of existing indebtedness and conveying to CLB 1,000,000 shares of preferred stock of Buyer valued at $9.1040 per share, for the balance owed.

     c. The valuations which are the basis for the purchase prices set forth above are more fully set forth in Exhibit "B" attached hereto. To the extent that obligations remain due and owing by CLB on said aircraft at the time of closing, Alpine shall assume such existing indebtedness and receive a credit against the purchase price in the amount of such assumed indebtedness. The calculation of credits for option monies paid and assumption of existing indebtedness is summarized in Exhibit "C" attached hereto.

     d. With regard to the preferred shares of Buyer to be issued to CLB, or its designee, said shares shall be valued at $9.1040 per share. Said preferred shares will accrue interest at the rate of six and one-half percent (62%) per annum, and said interest shall be paid monthly. All principal and interest due shall become payable on November 1, 2008. Alpine shall endeavor to complete a secondary offering as soon as reasonably possible to retire the preferred stock. The preferred stock shall be in the form of the Certificate attached hereto as Exhibit ?D?.

     3. REPRESENTATIONS AND WARRANTY: CLB represents and warrants that all of the aircraft are free and clear of any liens, encumbrances and charges except those liens of the primary lenders as shown on Exhibit "A". Each of the aircraft have a certificate of airworthiness.

     4. CLOSING AND DELIVERY OF AIRCRAFT: At the time of closing, Buyer shall execute the Preferred Stock Certificate and other documents required by CLB, evidencing such stock issuance and ownership. At such time, Buyer shall take possession of the aircraft and CLB shall cause the aircraft titles to be transferred to Buyer.

     5. INSURANCE: During the entire term of this Agreement, Buyer shall procure and maintain insurance coverage on the subject aircraft of the same type and limits currently maintained by CLB. The parties shall be listed as named insureds as their respective interests appear. In the event any aircraft are damaged or destroyed during the term of this Agreement, the parties agree that the insurance proceeds shall be paid first to the existing lienholder(s) and then to Buyer to the extent of any Buyer?s equity.

     6. ESCROW: At the time of closing, the parties shall establish an escrow account at Central Bank and Trust Company, of Provo, Utah, for the purpose of retaining engine reserves for the subject aircraft. Said engine reserves for the aircraft shall be paid on a monthly basis and shall be retained by the escrow agent until the total purchase price provided for herein is paid in full and the preferred stock is retired, or shall be used to pay for bonafide engine, component or propeller expenses on said aircraft.

     The escrow agent shall deliver said escrowed funds to Buyer upon and only upon the full payment and performance of all the terms and conditions of this Agreement. In the event of default by Buyer and termination of this Agreement, said funds shall be paid over to Sellers. The parties may execute an escrow agreement with the escrow agent and the terms thereof shall be incorporated herein.

     7. SECURITY INTEREST: At the time of closing, Buyer shall execute such documents as are necessary to provide CLB with a perfected security interest and lien on the subject aircraft, subordinate only to the primary loans which are being assumed by Buyer. The terms of such security agreements and financing statements are incorporated herein.

     8. ATTORNEY'S FEES: In the event that any action is instituted in relation to this Agreement, the unsuccessful party in the action shall pay at that time to the successful party, in addition to all of the sums that either of the parties may be called upon to pay, a reasonable sum for the successful party's attorney's fees and costs.

     9. ARBITRATION: In case of disagreement on any matter between the parties, on the request of either party, the matter shall be submitted to arbitration to one disinterested person agreeable to each party, or if the parties cannot agree, to three disinterested persons, one of whom shall be selected by each party and the third to be selected by the other two arbitrators. Said arbitration shall be conducted pursuant to the rules of the American Arbitration Association. The decisions of the arbitrator or arbitrators shall be binding on the parties to this Agreement.

     10. CHOICE OF LAW: This Agreement shall be construed according to the laws of the State of Utah.

     11. EXECUTION AND BINDING EFFECT: This Agreement embodies the entire Agreement between the parties and may not be modified or terminated except by an agreement in writing. Any previous agreements between the parties with regard to the subject aircraft are hereby rescinded. This Agreement shall be executed in three (3) counterparts, each of which shall have the full force
and effect of an original.   This Agreement shall be binding on the successors
and assigns of each of the respective parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple copies the day and year first herein above written.

SELLER:                       BUYER:

CLB CORPORATION                    ALPINE AVIATION, INC.
                              d/b/a Alpine Air


By/s/Eugene R. Mallette             By/s/Max A. Hansen
  ---------------------               ----------------
Eugene R. Mallette, President      Max A. Hansen, Secretary

                          EXHIBIT "A"

Beechcraft Model 99 cargo configured airliners owned by CLB Corporation:

Serial No.          Registration No.    Loan Amount         Lien Holder

U-6                      N-95WA         $        0.00       n/a
U-15                     N-199GL                 0.00       n/a
U-59                     N-14MV                  0.00       n/a
U-67                     N-24BH                863.00       Ellen Bates
U-71                     N-4381Y           377,385.00       CB&T
U-104                    N-899CA                 0.00       n/a
U-112                    N-99GH            208,893.00       CB&T
U-127                    N-99CA                  0.00       n/a
U-128                    N-955AA           208,893.00       CB&T
U-135                    N-326CA                 0.00       n/a
U-143                    N-399AA                 0.00       n/a
U-155                    N-99TH                  0.00       n/a
U-159                    N-950AA                 0.00       n/a
U-216                    N-216CS                 0.00       n/a
U-237                    N-237SL                 0.00       n/a
U-239                    N-239AL                 0.00       n/a

                       TOTAL:         $   796,034.00

                           EXHIBIT "B"
                        Beech 1900 Fleet

     Current Market Values and Orderly liquidation values
                    Valuation Summary Sheet

Serial         Registration      Current Market        Orderly Liquidation
Numbers           Numbers          Values(USD)               Values (USD)

U-006             N95WA**          $784,420.00          $641,263.00
U-015             N199GL**         $784,420.00          $641,263.00
U-059             N14MV**          $784,420.00          $641,263.00
U-067             N-24BH*          $784,420.00          $641,263.00
U-071             N-4381Y**        $784,420.00          $641,263.00
U-104             N-899CA**        $784,420.00          $641,263.00
U-112             N-99GH**         $870,600.00          $648,215.00
U-127             N-99CA**         $545,000.00          $446,355.00
U-128             N-955AA**        $658,000.00          $537,915.00
U-135             N-326CA**        $658,000.00          $537,915.00
U-143             N-399AA**        $548,800.00          $448,644.00
U-155             N-99TH**         $901,800.00          $737,058.00
U-159             N-950AA**        $616,000.00          $503,580.00
U-216             N-216CS*         $756,000.00          $618,030.00
U-237             N-237SL**        $756,000.00          $618,030.00
U-239             N-239AL**        $756,000.00          $618,030.00

                           EXHIBIT "C"

                   BREAKDOWN OF PURCHASE PRICE

CLB Sale Price                           $9,900,000.00
Less credit for debt assumption         (   796,034.00)
                                         -------------
NET PURCHASE PRICE                       $9,103,966.00

                           EXHIBIT "D"

                      ARTICLES OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                      ALPINE AVIATION, INC.


          Pursuant to the provisions of Section 16-10a-1003 of the Utah Revised Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

          FIRST:    The name of the corporation is Alpine Aviation, Inc.

          SECOND:   The following amendments to the Articles of
Incorporation of Alpine Aviation, Inc. were duly adopted by the Board of Directors and the sole stockholder of the corporation, in the manner prescribed by the Utah Revised Business Corporation Act, to-wit:

                          ARTICLE FOURTH

          (a) The aggregate number of shares which this corporation shall have authority to issue is 1,050,000 shares divided into 50,000 shares of common voting stock of no par value and 1,000,000 shares of preferred stock of no par value, such preferred stock having the following rights, privileges and preferences:

          A. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series A 6.5% Preferred Stock (the "Series A Preferred Stock"), and the number of shares so designated shall be One Million (1,000,000). Each share of Series A Preferred Stock shall have no par value per share and a stated value (the "Stated Value") of the Liquidation Preference (as hereinafter defined in Section C(1)).

          B. Dividends. Holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at a rate equal to 6.5% (the "Dividend Rate") of the Liquidation Preference per share per annum (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), payable monthly, and no more.

          C. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount equal to Nine Dollars and Ten and Four Hundred Cents ($9.1040) per share of Series A Preferred Stock (the "Liquidation Preference") plus any accrued but unpaid dividends (whether or not declared). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

          D.   Voting.

                    (1) Each holder of outstanding shares of Series A Preferred Stock shall be entitled, at each meeting of stockholders of the Corporation (and with respect to written consents of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, to the number of votes equal to the number of whole shares of Series A Preferred Stock held immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Except as provided by law, holders of Series A Preferred Stock shall vote together with the holders of common stock as a single class.

                    (2) The holders of the Series A Preferred Stock shall not be entitled to any rights of cumulative voting with respect to their shares.

          E. Other Securities. Subject to any limitations contained in this Certificate of Designations, the Corporation's Articles of Incorporation and/or the Aircraft Purchase Agreement, the Board of Directors of the Corporation reserves the right to establish additional classes and/or series of capital stock of the Corporation and to designate the preferences, limitations and relative rights of any such classes and/or series; provided, however, that no such class and/or series may have preferences, limitations and relative rights which are superior to or senior to the preferences, limitations and relative rights granted to the holders of the Series A Preferred Stock.

          F. Redemption Events. In case one or more of the following events, each a redemption event, shall have occurred:

               (a) failure on the part of the Corporation to duly observe or perform any of the provisions of this Certificate of Designations or any of its other covenants or agreements contained in the Aircraft Purchase Agreement, or to cure any material breach in a material representation or covenant contained in the Aircraft Purchase Agreement for a period of ten (10) days after the date on which written notice of such failure or breach requiring the same to be remedied has been given by a registered holder of shares of Series A Preferred Stock to the Corporation; or

               (b) a decree or order by a court having jurisdiction has been entered adjudging the Corporation (or any Material Subsidiary) a bankrupt or insolvent, or approving a petition seeking reorganization of the Corporation (or any Material Subsidiary) under any applicable bankruptcy law and such decree or order has continued undischarged or unstayed for a period of sixty
          (60) days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Corporation (or any Material Subsidiary) or of all or substantially all of its property, or for the winding-up or liquidation of its affairs, has been entered, and has remained in force undischarged or unstayed for a period of sixty (60) days; or

               (c) the Corporation (or any Material Subsidiary) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a petition or answer or consent seeking reorganization under applicable law, or consents to the filing of any such petition or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of all or substantially all of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or if the Corporation (or any Material Subsidiary) shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any significant part of its property which is not released, stayed, bonded or vacated within sixty (60) days after its issue or levy; or if the Corporation (or any Material Subsidiary) takes corporate action in furtherance of any of the aforesaid purposes or conditions; or

               (d) If any default shall occur under any indenture, mortgage, agreement, instrument or commitment evidencing or under which there is at the time outstanding any indebtedness of the Corporation (or a Material Subsidiary), in excess of $100,000, or which results in such indebtedness, in an aggregate amount (with other defaulted indebtedness) in excess of $100,000 becoming due and payable prior to its due date and if such indenture or instrument so requires, the holder or holders thereof (or a trustee on their behalf) shall have declared such indebtedness due and payable; or

               (e) If any of the Corporation (or a Material Subsidiary) shall default in the observance or performance of any material term or provision of a material agreement to which it is a party or by which it is bound, and such default is not waived or cured within the applicable grace period; or

               (f) If a final judgment which, either alone or together with other outstanding final judgments against the Corporation (or a Material Subsidiary), exceeds an aggregate of $100,000 shall be rendered against the Corporation (or any Material Subsidiary) and such judgment shall have continued undischarged or unstayed for thirty (30) days after entry thereof;

          then, and in each and every such case, so long as such redemption event has not been remedied, the holders of not less than fifty-one percent (51%) of the shares of Series A Preferred Stock then outstanding, by notice in writing to the Corporation (the date of such notice the "Redemption Notice Date"), may demand that the Corporation redeem, and the Corporation shall redeem, each share of Series A Preferred Stock then outstanding at a price per share equal to one hundred and five percent (105%) of the sum of (x) the Stated Value and (y) the aggregate accrued and unpaid dividends on such Redemption Notice Date.

          For purposes of this Section F, "Material Subsidiary" means any subsidiary with respect to which the Corporation has directly or indirectly invested, loaned, advanced or guaranteed the obligations of, an aggregate amount exceeding fifteen percent (15% ) of the Corporation's gross assets, or the Corporation's proportionate share of the assets or net income of which (based on the subsidiary's most recent financial statements) exceed fifteen percent (15%) of the Corporation's gross assets or net income, respectively, or the gross revenues of which exceed fifteen percent (15%) of the gross revenues of the Corporation based upon the most recent financial statements of such subsidiary and the Corporation.

          G. Amendment. This Certificate of Designations constitutes an agreement between the Corporation and the holders of the Series A Preferred Stock. The Corporation shall not amend this Certificate of Designations or alter or repeal the preferences, rights, powers or other terms of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

          H.   Redemption by the Corporation.

                     (a) The Corporation may redeem the Series A Preferred Stock at any time, in its sole discretion, without penalty, unless penalties would be due and payable for redemption under Section K hereof.

               (b) The Corporation shall redeem the Series A Preferred Stock on November 1, 2008 (the "Date of Redemption"), at a price per share equal to the Stated Value or Liquidation Preference on the Date of Redemption. Any redemption by the Corporation of less than all shares of Series A Preferred Stock than outstanding shall be pro rata among the holders of the shares of Series A Preferred Stock based upon the number of shares held by each such holder.

               (c) In connection with any redemption of shares pursuant to this Section H, the Corporation shall give at least fifteen (15) days but not more than thirty (30) days' prior written notice of such redemption (a "Redemption Notice"), by hand delivery, by registered or certified mail or nationally recognized overnight delivery service (with charges prepaid) or sent via telecopier (if within a reasonable period of time a permanent copy is given by any of the methods described above), to all holders of record of Series A Preferred Stock, as applicable, such notice to be addressed to each holder at its address as it appears on the stock transfer books of the Corporation and to specify the redemption date (the "Redemption Date") and the Redemption Price and to state that the holders must surrender the certificates for their shares of Series A Preferred Stock on or after the Redemption Date in order to receive payment of the Redemption Price. In the event the shareholders of such Series A Preferred Stock do not receive such aggregate Redemption Price on the Redemption Date, the Corporation shall pay interest on any unpaid amount payable at a rate of ten percent (10%) per month. From and after the Redemption Date, except as set forth below, any holder of shares of Series A Preferred Stock that has been redeemed who has not duly surrendered its Series A Preferred Stock to be redeemed shall cease to be entitled to any rights except the right to receive payment of the Redemption Price. Anything herein contained to the contrary notwithstanding, in the event and to extent that the Corporation cannot or does not make or tender full payment therefor, such shares shall continue to be outstanding, to the extent permitted under law and provisions of senior and subordinated debt agreements of the Corporation, and entitled to all rights and benefits as holders of Series A Preferred Stock until full payment is made or tendered therefor as aforesaid. Shares of Series A Preferred Stock which have been redeemed may not be reissued by the Corporation as shares of such series.

               (d) For purposed of this Section H, "Redemption Price" shall mean an amount per share equal to the sum of (x) one hundred percent (100%) of the Stated Value or Liquidated Preference per share and (y) all accrued but unpaid dividends on such shares of Series A Preferred Stock.

          THIRD:    These amendments do not provide for any exchange,
reclassification or cancellation of issued shares.

          FOURTH:   The amendments adding a class and series of preferred
stock were adopted by the Board of Directors and the sole stockholder of the corporation pursuant to Sections 16-10a-821 and 16-10a-704, respectively, of the Utah Revised Business Corporations Act.

          FIFTH:    These amendments were not adopted by the incorporators
or the Board of Directors without stockholder action.

          SIXTH:    (a)  The designation and number of outstanding shares
of each class entitled to vote thereon as a class were as follows, to-wit:

               CLASS                    NUMBER OF SHARES
              Common                         25,000

                    (b) The number of shares voted for such amendments was 25,000, with none opposing and none abstaining.

          IN WITNESS WHEREOF, the undersigned President and Secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment for the corporation under the penalties of perjury this 30th day of December, 2003.

                                   ALPINE AVIATION, INC.

                                   By/s/Max A. Hansen
                                     -----------------------------
                                     Max A. Hansen, Secretary